EXHIBIT 1.3

HIGHWAY HOLDINGS LIMITED

CERTIFIED TRUE COPY OF A RESOLUTION
ADOPTED BY THE DIRECTORS
PURSUANT TO THE ARTICLES OF ASSOCIATION OF
THE COMPANY ON THE 30TH DAY OF OCTOBER 2005

AMENDMENT OF ARTICLE OF ASSOCIATION

IT WAS RESOLVED THAT New Regulation 60 (1) of the Company’s Article of Association be deleted in their entirety and replacing it with the following:

“60 (1). The minimum number of directors shall be one and the maximum number shall be 15.”

Dated this 2nd day of November 2005.

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HWR SERVICES LIMITED
Registered Agent